DREYFUS DISCLOSURE CONTROLS AND PROCEDURES

The Disclosure Controls and Procedures attached hereto as Exhibits 1 and 2 are designed to ensure (1) that information required to be disclosed by each fund in the Dreyfus Family of Funds in reports on Form N-SAR and annual and semi-annual shareholder reports (each, the
"Report") that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission
("SEC") rules and forms and (2) that such information is accumulated and communicated to the fund's management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.

The Disclosure Controls and Procedures Require the preparation, review, comment and/or approval by various areas within The Dreyfus Corporation
("Dreyfus") and/or outside Dreyfus, depending on the Report or portion of the Report that is subject to this process. The Disclosure Controls and Procedures consist of the following:

Disclosure Controls and Procedures for Annual and Semi-Annual Reports on Form N-SAR (Exhibit 1)
Disclosure Controls and Procedures for Annual and
Semi-Annual Shareholder Reports
(Exhibit 2)

Establishing, Maintaining and Evaluating
Procedures

The fund's principal executive officer and Principal financial officer are responsible for establishing and maintaining the Disclosure
Controls and Procedures for the fund and have designed the Disclosure Controls and Procedures to ensure that material information relating to the fund is made known to them, particularly during the period in which the Report is being prepared. These officers shall evaluate the effectiveness of the Disclosure Controls and Procedures as of a date within 90 days prior to the filing of the Report with the SEC
(the "Evaluation Date"). Certifications
concerning the evaluation and conclusions shall be provided by appropriate person(s)/area(s)) and provided to the fund's principal executive officer and principal financial officer in connection with each such officer's evaluation of the effectiveness of the Disclosure Controls and Procedures.

Significant Deficiencies/Changes in Internal
Controls/Fraud Involving Certain Persons

The principal executive officer and the principal financial officer shall disclose to the fund's auditors and the audit committee of the fund's board, based on the most recent evaluation:

any significant deficiencies in the design or operation of internal controls which could adversely affect the fund's ability to record, process, summarize, and report financial data and have identified for the fund's auditors any material weaknesses in internal controls; and

any fraud, whether or not material, that involves management or other employees who have a significant role in the fund's internal controls.

Disclosure in Report Concerning Disclosure
Controls and Procedures and Significant Changes in Internal Controls

The Report shall indicate

the conclusions of the fund's principal executive officer and principal financial officer about the effectiveness of the fund's Disclosure
Controls and Procedures based on their
evaluation of the Disclosure Controls and Procedures as of the Evaluation Date; and

whether or not there were significant changes in the fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Review and Certification by Fund Principal
Executive Officer and Principal Financial
Officer and Certification

The fund's principal executive officer and principal financial officer shall review the Report and related certifications in a timely manner and consult with any persons or areas that each such officer deems appropriate under the circumstances. This review shall be for the purpose of each officer certifying to the representations contained in the certification attached hereto as Exhibit 3.

October 2002
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